Exhibit 99.1

For Immediate Release
April 26, 2006
Listed: TSX, NYSE	Symbol: POT
Record First-Quarter Earnings Per Share for PotashCorp
Saskatoon, Saskatchewan – With improved performance in nitrogen and phosphate segments and increased income from global investments, Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced record first-quarter earnings per share. Despite significantly reduced potash shipments in the absence of a price settlement with China, earnings rose to $1.19 per diluted share, exceeding the $1.15 per share in the same period last year. These first-quarter earnings were supplemented by a $12.3 million ($0.12 per share) cash tax recovery that more than offset additional costs ($0.08 per share) related to mine shutdowns, as we followed our long-held strategy of matching supply to demand.
Although net income declined to $125.5 million from $131.3 million in the same quarter last year, the rise in EPS reflected the value of a reduced share base following the repurchase of 9.5 million shares during 2005. The temporary slowdown of our higher-margin potash business affected total gross margin, which went from $258.5 million in last year’s first quarter to $203.5 million this year. Still, operating cash flow before working capital changes of $189.41 million was roughly equivalent quarter over quarter. Our investments in Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile, Arab Potash Company (APC) in Jordan and an increased dividend from Israel Chemicals Ltd. (ICL) in Israel contributed to the $31.2 million of other income for the quarter, which was up 56 percent over last year’s first quarter. The total market value of our investments in these publicly traded companies, and in Sinochem Hong Kong Holdings Limited (Sinofert) in China, equates to approximately $19.25 per PotashCorp share and now exceeds their book value by $1.2 billion.
“The key to PotashCorp’s strategy is not only are we a three-nutrient company, but we understand how to maximize the value of the best areas of each of the three nutrients,” said PotashCorp President and CEO Bill Doyle. “While long-term increases in potash demand are inevitable, we know that growth doesn’t always follow a straight line up. By focusing on our unique advantages in Trinidad nitrogen and in specialty phosphate products, we delivered record per-share performance even as potash, the heart of our business, took a breather. With our unique assets and our world-class investments, we demonstrated our ability to deliver earnings growth with reduced volatility.”
Market Conditions
Potash demand remained constrained as offshore and North American markets delayed purchasing, awaiting the outcome of the Belarusian Potash Company (BPC) negotiations with China. With a settlement not reached by the end of the quarter, many offshore customers began buying to meet their seasonal requirements. North American potash sales were weaker than expected as a result of low crop commodity prices, higher energy costs and uncertainty around planting decisions. Dealers purchased cautiously in an attempt to end this fertilizer season with no inventory.
In nitrogen, supply/demand fundamentals remained tight and ammonia prices stayed firm despite a drop in the North American spot price for natural gas. Continuing high prices for Western European gas led to ammonia production curtailments and, along with higher ocean freight costs, caused Baltic producers to send a larger percentage of their product to markets closer to home. In phosphate, prices continued to climb for all products in response to continuing high input costs and reasonably tight supply/demand fundamentals.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 — 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Potash
As a result of reduced sales volumes, potash gross margin of $90.8 million was substantially lower than the $176.2 million in the first quarter of 2005. PotashCorp took 32 mine shutdown weeks in response to the reduced demand, which lowered production from 2.4 million tonnes to 1.3 million tonnes quarter over quarter and increased our costs. Inventories of 1.15 million tonnes were flat from the end of the fourth quarter of 2005, but higher than the abnormally low levels at the end of the first quarter of that year.
Offshore volumes were down 48 percent from the first quarter of 2005, as shipments to China, India and Brazil by Canpotex, the offshore marketing agent for Saskatchewan potash producers, dropped from 1.18 million to 0.13 million tonnes. Volumes to many smaller potash-consuming countries such as the Philippines, Taiwan, Vietnam, Ecuador and Mexico were up from the same period last year. North American volumes were 43 percent lower than in last year’s first quarter. Realized prices were up 8 percent for offshore sales and 25 percent in North America quarter over quarter, including 1 percent and 3 percent, respectively, over the fourth quarter of 2005.
Nitrogen
Nitrogen gross margin was up 22 percent from the same period last year to $79.4 million, a first-quarter record and the third-highest quarter ever. Trinidad contributed $50.4 million, or 63 percent of this total. US nitrogen operations contributed $8.1 million in gross margin. Total nitrogen sales volumes were down 17 percent from last year’s first quarter, as fertilizer volumes dropped 30 percent while US farmers waited to buy, hoping for lower prices. As a result, we sold roughly 70 percent of our nitrogen volumes to our stable industrial customer base.
In total, ammonia and urea prices were up 39 percent and 15 percent, respectively, over the same period last year. Our average natural gas cost for the quarter, including the benefit of our hedge and lower-cost Trinidad gas contracts, was $4.34 per MMBtu, which was 17 percent higher than in the first quarter of 2005 but 25 percent lower than in the fourth quarter. In addition, we recognized $20.9 million of natural gas hedge gains. This compared to $8.6 million of hedge gain recognized in the same quarter last year.
Phosphate
Gross margin of $33.3 million marked the best first quarter for phosphate in seven years and was almost double the $17.0 million in gross margin in last year’s first quarter. Feed phosphate provided $16.0 million of the phosphate gross margin for the quarter, capitalizing on higher prices even as volumes declined. Industrial products, long the foundation of our phosphate business, added gross margin of $14.8 million. Within industrial, purified acid was again the most profitable product, generating gross margin of $14.3 million, which was 32 percent of net sales. Realized prices for solid phosphate fertilizer climbed, but higher ammonia and sulfur costs diminished margins.
Feed phosphate volumes dropped 28 percent from the first quarter of last year, but a 33-percent jump in prices produced the higher margin. Industrial volumes rose 12 percent and prices 3 percent quarter over quarter. In solid fertilizer, volumes increased 15 percent as our US spring season started strongly and prices rose 13 percent from last year’s first quarter. Liquid fertilizer sales were up 4 percent quarter over quarter, with realized prices increasing 13 percent.

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Financial
In the first quarter, we exercised our option to purchase a further 10.01-percent stake in Sinofert, the largest fertilizer company in the People’s Republic of China, investing $126.3 million to raise our ownership to 20 percent. An additional $120.0 million was used during the quarter for capital expenditures on property, plant and equipment, including $53.3 million to bring back idled potash capacity. Capacity expansions at our Trinidad 02 plant and the new Aurora purified acid plant required $10.4 million and $8.4 million, respectively. These investing activities were financed through our short-term credit facilities.
PotashCorp’s consolidated effective income tax rate for the first quarter was approximately 26 percent, compared to 33 percent in the first quarter of 2005. This reduction was due primarily to the receipt of a $12.3 million income tax refund tied to 2002-2004 taxation years, brought about by a recent Canadian appeals court decision in the case of a uranium producer. Provincial mining and other taxes were 63 percent lower than in the first quarter of 2005 due to the significant decrease in potash gross margin.
Outlook
The world’s potash market is well positioned to regain its momentum. Most customers have worked through their product supply, leaving available inventories in the hands of producers. Shipments are expected to ramp up strongly partway through the second quarter and continue at higher volumes through the end of the year. However, due to the delay in reaching a settlement on price with China, we are shutting down our Lanigan and Allan mines for one week in May. Supply is being further constrained by an illegal labor strike at APC in Jordan that began on April 24, 2006, and there are reports of shutdowns at all three of Silvinit’s mines in Russia and curtailments at three of four Belarus mines.
After negotiations are completed, Canpotex shipments to China for the remainder of the year are expected to approximate the record volumes for all of 2005. Brazil is also expected to purchase more vigorously in the second half, which is its spring season, taking somewhere between the record tonnes of 2004 and the reduced levels of 2005. The issues that slowed its 2005 purchases are being resolved, as potash inventories are low, a significant government aid package for farmers has been announced and the Brazilian real, while still strong, has stabilized. India has worked through its inventories and is currently negotiating new potash price and volume contracts. We anticipate these negotiations will conclude quickly, as we believe India’s NPK producers are short of potash. Southeast Asian countries are expected to continue purchasing as a result of favorable growing conditions, lower inventories and an increasing need for potash. An expected favorable price settlement with China and lower dry bulk ocean-freight rates should support higher realized potash prices going forward.
In North America, the spring season is now strengthening, buoyed by improving corn prices, decent weather and a need to catch up on potash applications after less was used last fall.
PotashCorp also benefits from the evolving global energy story. Continuing high natural gas prices are a reality, not only in the US but globally as well. The increase in gas prices in Western and Eastern Europe, including Russia, is making our Trinidad asset even more valuable. First, the tightening energy supply has pushed up prices for natural gas, which increases the profitability of our Trinidad nitrogen operation. It not only keeps nitrogen product prices high, but expands our margins, given our favorable gas contracts. In addition, as oil prices reach all-time highs, ocean-going vessel bunker costs rise, and the proximity of Trinidad to the US becomes increasingly important. These attributes give us an excellent opportunity to capitalize on rising energy costs.

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Secondly, the demand for ethanol and biofuels is rising. These energy products are made from crops that are intensive users of potash and other fertilizers. In Brazil, high fuel prices are leading to a rapid expansion of sugar cane acreage – a crop that uses over four times as much potash per hectare as soybeans in that country. In the US, the escalating energy demand is strengthening corn fundamentals by boosting consumption for ethanol production. In other countries, increased oil crop production is required to meet rising demand for biodiesel. This evolving shift to biofuels is tightening supply/demand fundamentals and, in the short term, is improving commodity prices for the crops involved. In the longer term, it will require even greater crop yields, which should be favorable for fertilizer consumption.
Natural gas futures for the next 12 months are trading at between $7 and $12 per MMBtu, which is expected to drive continued strong financial performance of our Trinidad asset. The debottlenecking of our Trinidad 02 plant was completed in the first quarter, increasing its annual ammonia production by 70,000 tonnes, or 17 percent. The 01 plant debottleneck will be implemented during a three-week turnaround starting in May 2006.
The current market value of our total North American 10-year gas hedge position is approximately $270 million.
Capital expenditures for 2006 are now expected to be $500 million. Selling and administrative expenses in the second quarter of 2006 are expected to be similar to the same quarter last year. This is again due to a non-cash expense associated with performance stock options that, upon shareholder approval, are expected to be granted in that quarter. However, our significant Saskatchewan potash operations may allow us further benefits from potential federal and provincial tax changes.
Based on a $1.15 Canadian dollar, PotashCorp is expecting second-quarter net income per share to be in the range of $1.25 to $1.50 per diluted share and continues to believe net income for the full year will be in the range of $5.25 to $6.25 per diluted share.
Conclusion
“The first quarter demonstrated the value of our superior assets, our strategies designed to capitalize on our strengths and the successful execution of our plans. It was a testament to our belief that price is more important than volumes,” said Doyle. “We anticipate that the remainder of the year will highlight our strength in potash. Our first-quarter performance was achieved with our largest potash customers on the sidelines. The lull in potash is very near its end, and we are prepared to produce and deliver – for our customers and our shareholders.”
Notes:
1. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

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This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes. Additional risks and uncertainties can be found in our 2005 annual report to shareholders and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In the case of guidance, should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.
For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone: (306) 933-8521
Fax: (306) 933-8844
E-mail: corporate.relations@potashcorp.com
Web Site: www.potashcorp.com

PotashCorp will host a conference call on Wednesday April 26, 2006, at 11:00 a.m. Eastern Time.
To join the call, dial (416) 644-3426 at least 10 minutes prior to the start time.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode.
This news release is also available at this same website.

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Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$172.7	$93.9
Accounts receivable	390.0	453.3
Inventories	513.4	522.5
Prepaid expenses and other current assets	68.1	41.1

	1,144.2	1,110.8

Property, plant and equipment	3,327.2	3,262.8
Other assets (Note 2)	989.8	852.8
Intangible assets	33.9	34.5
Goodwill	97.0	97.0

	$5,592.1	$5,357.9

Liabilities
Current liabilities
Short-term debt	$604.9	$252.2
Accounts payable and accrued charges	591.4	842.7
Current portion of long-term debt	1.2	1.2

	1,197.5	1,096.1

Long-term debt	1,257.3	1,257.6
Future income tax liability	561.5	543.3
Accrued pension and other post-retirement benefits	213.0	213.9
Accrued environmental costs and asset retirement obligations	100.1	97.3
Other non-current liabilities and deferred credits	15.3	17.2

	3,344.7	3,225.4

Shareholders’ Equity
Share capital	1,383.0	1,379.3
Unlimited authorization of common shares without par value; issued and outstanding 103,672,170 and 103,593,792 at March 31, 2006 and December 31, 2005, respectively
Contributed surplus	37.3	36.3
Retained earnings	827.1	716.9

	2,247.4	2,132.5

	$5,592.1	$5,357.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2006	2005

Sales (Note 6)	$861.6	$921.4
Less: Freight	54.9	67.2
Transportation and distribution	31.2	28.9
Cost of goods sold	572.0	566.8

Gross Margin	203.5	258.5

Selling and administrative	30.8	29.3
Provincial mining and other taxes	14.2	38.4
Foreign exchange gain	(2.4)	(5.9)
Other income (Note 8)	(31.2)	(20.0)

	11.4	41.8

Operating Income	192.1	216.7
Interest Expense	23.2	20.7

Income Before Income Taxes	168.9	196.0
Income Taxes (Note 4)	43.4	64.7

Net Income	125.5	131.3
Retained Earnings, Beginning of Period	716.9	701.5
Dividends	(15.3)	(16.8)

Retained Earnings, End of Period	$827.1	$816.0

Net Income Per Share (Note 5)
Basic	$1.21	$1.18
Diluted	$1.19	$1.15

Dividends Per Share	$0.15	$0.15

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2006	2005

Operating Activities
Net income	$125.5	$131.3

Adjustments to reconcile net income to cash (used in) provided by operating activities
Depreciation and amortization	58.8	59.6
Stock-based compensation	1.5	1.0
Loss on disposal of long-term assets	0.3	2.0
Foreign exchange on future income tax	(0.2)	(1.2)
Provision for future income tax	13.9	6.5
Undistributed earnings of equity investees	(12.4)	(13.1)
Other long-term liabilities	2.0	5.2

Subtotal of adjustments	63.9	60.0

Changes in non-cash operating working capital
Accounts receivable	63.3	(63.5)
Inventories	8.9	(1.7)
Prepaid expenses and other current assets	(27.0)	(6.2)
Accounts payable and accrued charges	(247.1)	1.8

Subtotal of changes in non-cash operating working capital	(201.9)	(69.6)

Cash (used in) provided by operating activities	(12.5)	121.7

Investing Activities
Additions to property, plant and equipment	(120.0)	(63.0)
Purchase of long-term investments	(126.3)	—
Proceeds from disposal of property, plant and equipment	2.0	4.4
Proceeds from sale of long-term investments	—	5.2
Other assets and intangible assets	(4.5)	3.0

Cash used in investing activities	(248.8)	(50.4)

Cash before financing activities	(261.3)	71.3

Financing Activities
Repayment of long-term debt obligations	(0.3)	(0.2)
Proceeds from short-term debt obligations	352.7	0.8
Dividends	(15.3)	(16.5)
Repurchase of common shares	—	(82.3)
Issuance of common shares	3.0	47.0

Cash provided by (used in) financing activities	340.1	(51.2)

Increase in Cash and Cash Equivalents	78.8	20.1
Cash and Cash Equivalents, Beginning of Period	93.9	458.9

Cash and Cash Equivalents, End of Period	$172.7	$479.0

Supplemental cash flow disclosure
Interest paid	$16.3	$11.2
Income taxes paid	$142.0	$75.5

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2005 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2005 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Implicit Variable Interests
In January 2006, the company adopted Emerging Issues Committee Abstract No. 157, “Implicit Variable Interests Under AcG-15” (“EIC-157”). This EIC addresses whether a company has an implicit variable interest in a VIE or potential VIE when specific conditions exist. An implicit variable interest acts the same as an explicit variable interest except that it involves the absorbing and/or receiving of variability indirectly from the entity (rather than directly). The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. The implementation of this EIC did not have a material impact on the company’s condensed consolidated financial statements.
2.     Other Assets
In February 2006, the company acquired an additional 10.01-percent interest in the ordinary shares of Sinochem Hong Kong Holdings Limited (“Sinofert”) for cash consideration of $126.3. The purchase price was financed by short-term debt. The additional investment increased the company’s interest in Sinofert to 20 percent.
In April 2006, the company purchased an additional 220,100 shares of Arab Potash Company Inc. (“APC”) for cash consideration of $3.7. The company’s ownership interest in APC is approximately 28 percent.
3.     Plant Shutdowns — 2003
In 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of certain products at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The company recorded certain employee termination costs and asset impairment charges in connection with the shutdowns at that time. Management expects to incur other shutdown-related costs of approximately $10.3 should applicable facilities be dismantled, and nominal annual expenditures for site security and other maintenance costs. The other shutdown-related costs have not been recorded in the consolidated financial statements as of March 31, 2006. Such costs will be recognized and recorded in the period in which they are incurred.
4.     Income Taxes
The company’s consolidated effective income tax rate for the three month period ended March 31, 2006 is approximately 26 percent (2005 — 33 percent). The reduction in the effective rate for the quarter was due to the receipt of income tax refunds relating to a recent Canadian appeals court decision in the case of a uranium producer. The refunds related to the 2002-2004 taxation years. The company also expects income tax refunds in connection with the 1999-2001 taxation years. These refunds are currently under review and have not been reflected in these interim condensed consolidated financial statements.
In April 2006, the Province of Saskatchewan announced changes to the corporation income tax and the capital tax resource surcharge. The corporate income tax rate will be reduced from 17 percent to 12 percent over the next three years, with a 3 percentage point reduction (to 14 percent) effective July 1, 2006 and further 1 percentage point reductions on July 1, 2007 and July 1, 2008. The capital tax resource surcharge will be reduced from 3.6 percent to 3.0 percent over this same period, with a reduction to 3.3 percent on July 1, 2006, 3.1 percent on July 1, 2007 and 3.0 percent on July 1, 2008. The company would only recognize the benefit of these announced changes should they become substantively enacted.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2006 of 103,641,000 (2005 — 111,110,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2006 was 105,825,000 (2005 — 114,265,000).
6.     Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$225.8	$331.9	$303.9	$—	$861.6
Freight	25.0	9.6	20.3	—	54.9
Transportation and distribution	7.4	13.3	10.5	—	31.2
Net sales — third party	193.4	309.0	273.1	—
Cost of goods sold	102.6	229.6	239.8	—	572.0
Gross margin	90.8	79.4	33.3	—	203.5
Depreciation and amortization	11.8	19.3	24.3	3.4	58.8
Inter-segment sales	4.0	31.9	2.2	—	—

	Three Months Ended March 31, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$352.1	$304.8	$264.5	$—	$921.4
Freight	37.2	10.2	19.8	—	67.2
Transportation and distribution	9.1	11.7	8.1	—	28.9
Net sales — third party	305.8	282.9	236.6	—
Cost of goods sold	129.6	217.6	219.6	—	566.8
Gross margin	176.2	65.3	17.0	—	258.5
Depreciation and amortization	18.1	16.9	22.3	2.3	59.6
Inter-segment sales	2.0	19.8	4.2	—	—
7.     Pension and Other Post-Retirement Expenses
Defined Benefit Pension Plans

	Three Months Ended
	March 31
	2006	2005

Service cost	$3.6	$3.6
Interest cost	8.4	7.8
Expected return on plan assets	(9.6)	(8.9)
Net amortization	2.9	1.7

Net expense	$5.3	$4.2

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.     Pension and Other Post-Retirement Expenses (continued)
Other Post-Retirement Plans

	Three Months Ended
	March 31
	2006	2005

Service cost	$1.2	$1.4
Interest cost	3.0	3.3
Net amortization	(0.1)	0.4

Net expense	$4.1	$5.1

For the three months ended March 31, 2006, the company contributed $6.8 to its defined benefit pension plans, $6.0 to its defined contribution pension plans and $2.1 to its other post-retirement plans. Total 2006 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2005.
8.     Other Income

	Three Months Ended
	March 31
	2006	2005

Share of earnings of equity investees	$12.4	$13.1
Dividend income	9.1	3.1
Other	9.7	3.8

	$31.2	$20.0

9.     Comparative Figures
Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2006	2005

Potash Operating Data
Production (KCl Tonnes — thousands)	1,295	2,389
Shutdown weeks	31.7	—
Sales (tonnes — thousands)
North America	527	922
Offshore	732	1,401

	1,259	2,323

Potash Net Sales
(US $ millions)
Sales	$225.8	$352.1
Less: Freight	25.0	37.2
Transportation and distribution	7.4	9.1

Net Sales	$193.4	$305.8

North America	$91.9	$128.9
Offshore	97.2	172.8

Potash Subtotal	189.1	301.7
Miscellaneous	4.3	4.1

	$193.4	$305.8

Potash Average Net Sales Price per MT
North America	$174.31	$139.86
Offshore	$132.90	$123.35

	$150.24	$129.90

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	513	502
P2O5 Operating Rate	86%	80%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	260	250
Fertilizer — Solid Phosphates	377	327
Feed	165	230
Industrial	173	155

	975	962

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2006	2005

Phosphate Net Sales
(US $ millions)
Sales	$303.9	$264.5
Less: Freight	20.3	19.8
Transportation and distribution	10.5	8.1

Net Sales	$273.1	$236.6

Fertilizer — Liquid Phosphates	$61.9	$52.6
Fertilizer — Solid Phosphates	93.1	71.3
Feed	52.3	55.1
Industrial	63.2	54.7
Miscellaneous	2.6	2.9

	$273.1	$236.6

Phosphate Average Net Sales Price per MT
Fertilizer — Liquid Phosphates	$238.13	$210.61
Fertilizer — Solid Phosphates	$246.86	$217.89
Feed	$317.20	$239.25
Industrial	$364.04	$353.44

	$279.94	$245.87

Nitrogen Operating Data
Production (N Tonnes — thousands)	559	638
Average Natural Gas Cost per MMBtu	$4.34	$3.72
Sales (tonnes — thousands)
Manufactured Product
Ammonia	364	406
Urea	281	359
Nitrogen solutions/Nitric acid/Ammonium nitrate	382	450

Manufactured Product	1,027	1,215
Purchased Product	54	93

	1,081	1,308

Fertilizer sales tonnes	322	463
Feed/Industrial sales tonnes	759	845

	1,081	1,308

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2006	2005

Nitrogen Net Sales
(US $ millions)
Sales	$331.9	$304.8
Less: Freight	9.6	10.2
Transportation and distribution	13.3	11.7

Net Sales	$309.0	$282.9

Manufactured Product
Ammonia	$123.0	$98.9
Urea	81.4	90.3
Nitrogen solutions/Nitric acid/Ammonium nitrate	81.0	65.2
Miscellaneous	6.6	5.3

Net Sales Manufactured Product	292.0	259.7
Net Sales Purchased Product	17.0	23.2

	$309.0	$282.9

Fertilizer net sales	$88.1	$105.8
Feed/Industrial net sales	220.9	177.1

	$309.0	$282.9

Nitrogen Average Net Sales Price per MT
Ammonia	$337.69	$243.78
Urea	$289.81	$251.43
Nitrogen solutions/Nitric acid/Ammonium nitrate	$211.96	$144.76

Manufactured Product	$284.19	$213.70
Purchased Product	$316.85	$250.68

	$285.81	$216.31

Fertilizer average price per MT	$273.66	$228.85
Feed/Industrial average price per MT	$290.97	$209.45

	$285.81	$216.31

Exchange Rate (Cdn$/US$)

	2006	2005

December 31		1.1659
March 31	1.1671	1.2096
First-quarter average conversion rate	1.1557	1.2280

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2006	2005

Net income	$125.5	$131.3
Income taxes	43.4	64.7
Interest expense	23.2	20.7
Depreciation and amortization	58.8	59.6

EBITDA	$250.9	$276.3

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2006	2005

Cash flow prior to working capital changes [1]	$189.4	$191.3

Changes in non-cash operating working capital
Accounts receivable	63.3	(63.5)
Inventories	8.9	(1.7)
Prepaid expenses and other current assets	(27.0)	(6.2)
Accounts payable and accrued charges	(247.1)	1.8

Changes in non-cash operating working capital	(201.9)	(69.6)

Cash (used in) provided by operating activities	$(12.5)	$121.7

Free cash flow [2]	$64.9	$131.3
Additions to property, plant and equipment	120.0	63.0
Other assets and intangible assets	4.5	(3.0)
Changes in non-cash operating working capital	(201.9)	(69.6)

Cash (used in) provided by operating activities	$(12.5)	$121.7

1 The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
2 The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.